Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF LEVEL 3 COMMUNICATIONS, INC.

The following Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended December 31, 2011 of Level 3 Communications, Inc. (‘‘Level 3’’) has been prepared as if Level 3’s amalgamation with Global Crossing Limited (‘‘Global Crossing’’) and the assumptions and adjustments described in the accompanying notes herein had occurred on January 1, 2011.

On October 4, 2011, a subsidiary of Level 3 completed the amalgamation with Global Crossing and became a wholly owned subsidiary of Level 3 through a tax free, stock for stock transaction (the “Acquisition”). As a result of the Acquisition, (i) each issued and outstanding common share of Global Crossing was exchanged for 16 shares of Level 3 common stock (unadjusted for the 1 for 15 reverse stock split completed on October 19, 2011), including the associated rights under Level 3’s Rights Agreement with Wells Fargo Bank, N.A., as rights agent (together, the “Amalgamation Consideration”) and (ii) each issued and outstanding share of Global Crossing’s 2% cumulative senior convertible preferred stock was exchanged for the Amalgamation Consideration, plus an amount equal to the aggregate amount of accrued and unpaid dividends thereon.  In addition, (i) the outstanding vested options to purchase Global Crossing common shares were modified into vested options to purchase a number of shares of Level 3’s common stock equal to 16 times the number of Global Crossing common shares covered by such Global Crossing options and (ii) the issued and outstanding restricted stock units covering Global Crossing common shares, to the extent applicable in accordance with their terms, vested and settled for a number of shares of Level 3’s common stock equal to 16 times the number of Global Crossing common shares covered by such restricted stock units.

On October 4, 2011, Global Crossing had approximately 79 million common and preferred shares outstanding. Including approximately 4 million shares reserved for outstanding share based compensation awards(1), Global Crossing had approximately 83 million common and preferred shares outstanding at October 4, 2011. The unaudited pro forma financial information presented below includes aggregate consideration of approximately $3.4 billion for the Global Crossing acquisition, calculated as follows (in millions, excluding per share amounts):

Number of Global Crossing common and preferred shares outstanding as of October 4, 2011(1)	83
Multiplied by exchange ratio per amalgamation agreement	16
Number of Level 3 shares issued	1,328
Number of Level 3 shares issued after 1 for 15 reverse stock split(2)	88.53
Multiplied by per share price of Level 3 common stock (adjusted for stock split)(3)	$21.15
Equity consideration for Level 3 shares issued	$1,873
Equity consideration for Level 3 options issued	$8
Cash consideration for tax withholdings	$81
Total consideration distributed	$1,962
Assumption of net debt	$1,445
Aggregate consideration	$3,407

(1)  The number of outstanding Global Crossing shares reserved for outstanding share-based awards has been reduced by approximately 3 million shares to reflect the value of withholding taxes paid on behalf of award holders.  Level 3 paid, using cash, $81 million of withholding taxes due to various jurisdictions as a result of the consummation of the Acquisition.

(2)  Level 3 completed a 1 for 15 reverse stock split on October 19, 2011.

(3)  Based on the closing stock price of Level 3 common stock as of October 3, 2011 ($1.41, which adjusted for stock split is $21.15).

After consideration of all applicable factors pursuant to the business combination accounting rules, the parties consider Level 3 to be the ‘‘accounting acquirer’’ for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 issued its common stock to acquire Global Crossing (at a premium), the board of directors of the combined company is composed principally of former Level 3 directors and the executive management team of the combined company is comprised principally of former Level 3 executives, among other factors.

The following unaudited pro forma financial information related to the Acquisition was prepared using the acquisition method of accounting for business combinations and is based on (i) the historical consolidated results of operations of Level 3 and its subsidiaries, including the results of Global Crossing and its subsidiaries following the date of acquisition; and (ii) the historical consolidated results of operations of Global Crossing and its subsidiaries prior to being acquired on October 4, 2011. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 is presented as if the Acquisition occurred on January 1, 2011. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to Unaudited Pro Forma Condensed Combined Statement of Operations, which are referred to in this section as the notes. Certain reclassifications have been made relative to Global Crossing’s historical financial statements in order to present them on a basis consistent with those of Level 3.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 reflect the Acquisition only from and after the completion date of the Acquisition.  The assets acquired and liabilities assumed of Global Crossing were recognized at their acquisition date fair value. The purchase price allocation of acquired assets and assumed liabilities, including the assignment of goodwill to reporting units, requires extensive analysis and is expected to be completed no later than October 4, 2012. Thus, the provisional measurements of fair value are based on information currently available. The final identification of all the intangible assets acquired and determination of the purchase price allocation may be significantly different from the preliminary allocation, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed and their related amortization.

Acquisition-related costs include transaction costs such as legal, accounting, valuation and other professional services, as well as integration costs such as severance and retention. Total acquisition-related transaction costs incurred by Level 3 and Global Crossing were approximately $55 million through December 31, 2011. The costs associated with these non-recurring activities do not represent ongoing costs of the fully integrated combined organization and are therefore not included in the Unaudited Pro Forma Condensed Combined Statement of Operations. These charges were expensed in accordance with the acquisition method of accounting, and were reflected primarily in selling, general and administrative expenses. As of December 31, 2011, Level 3 and Global Crossing had also incurred approximately $32 million in expenses associated with integration activities. These charges have been reflected in selling, general and administrative expenses and restructuring charges.   Based on current plans and information, Level 3 expects to incur approximately $200 to $225 million of integration costs associated with the Acquisition; however, the ultimate costs incurred may vary from these estimates. For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The Unaudited Pro Forma Condensed Combined Statement of Operations is not intended to represent or be indicative of the consolidated results of operations of Level 3 that would have been reported had the Acquisition been completed on January 1, 2011, and should not be taken as representative of the future consolidated results of operations of Level 3. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect any operating efficiencies and cost savings that Level 3 may achieve with respect to combining the companies. Synergies have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

Level 3 entered into certain transactions with Global Crossing prior to entering into the amalgamation agreement, whereby Level 3 received cash for communications services to be provided in the future which it accounted for as deferred revenue.  As a result of the Acquisition, Level 3 can no longer amortize this deferred revenue into earnings and, accordingly, reduced the purchase price applied to the net assets acquired in the Acquisition by $77 million, the amount of the unamortized deferred revenue as of the acquisition date.

The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the publicly-available historical consolidated financial statements and accompanying notes of Level 3 included in its Form 10-K.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2011

	Historical	Historical	Pro Forma		Pro Forma
	Level 3	Global Crossing	Adjustments		Combined
	(dollars in millions, except per share data)

Revenue	$4,333	$2,050	$(43	)(a)	$6,318
			(22	)(a)
Costs and Expenses (exclusive of depreciation and amortization shown separately below):

Cost of Revenue	1,706	975	(26	)(a)	2,655
Depreciation and Amortization	805	243	(49	)(c)	999
Selling, General and Administrative	1,759	793	(5	)(a)	2,492
			(55	)(d)
Restructuring Charges	11	—	—		11
Total Costs and Expenses	4,281	2,011	(135)		6,157
Operating Income	52	39	70		161

Other Income (Expense)
Interest income	1	1	—		2
Interest expense	(716)	(138)	40	(b)	(795)
			19	(d)
Loss on extinguishment of debt	(100)	—	—		(100)
Other, net	(23)	(3)	—		(26)
Total Other Expense	(838)	(140)	59		(919)

Loss Before Income Taxes	(786)	(101)	129		(758)
Income Tax Expense	(41)	(19)	—	(f)	(60)
Loss from Continuing Operations	(827)	(120)	129		(818)

Shares Used to Compute Basic and Diluted Loss per Share(1) (in thousands)	137,176	61,066	67,186	(e)	204,362

Basic and Diluted Loss per Share (2):

Loss from Continuing Operations per Share	$(6.03)	$(1.97)			$(4.00)

(1)	The Level 3 share figures have been adjusted to reflect the 1 for 15 reverse stock split completed on October 19, 2011.

(2)	Global Crossing Basic and Diluted Loss from Continuing Operations per Share was increased by $3 million of preferred stock dividends.

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1) Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Level 3 would have been had the Acquisition occurred on January 1, 2011, nor is it necessarily indicative of future consolidated results of operations. The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing (other than costs incurred in the historical results of Level 3 through December 31, 2011) or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2011 is based on (i) the historical consolidated results of operations of Level 3 and its subsidiaries, including the results of Global Crossing and its subsidiaries following the date of acquisition; and (ii) the historical consolidated results of operations of Global Crossing and its subsidiaries prior to being acquired on October 4, 2011. The Unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the separate publicly-available historical consolidated financial statements and accompanying notes of Global Crossing and of Level 3. Certain reclassifications have been made to the historical presentation of Global Crossing’s financial statement to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations primarily related to cost of revenue, selling, general and administrative expenses, loss on extinguishment of debt, and other income, net.

The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations. These adjustments give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii)  expected to have a continuing impact on the combined company.  All adjustments are based on current assumptions, and as described above, are subject to change upon the final determination of all the intangible assets acquired and determination of the purchase price allocation that may be significantly different from the preliminary allocation, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed and their related amortization. The Company also has not identified to date any material adjustments necessary to conform Global Crossing’s accounting policies to Level 3’s accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Statement of Operations, Level 3 has made certain adjustments to the historical book values of Global Crossing’s assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations.  Any excess purchase price over the historical book values of Global Crossing’s net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results will differ from the Unaudited Pro Forma Condensed Combined Statement of Operations once Level 3 has finalized the required purchase price allocations based on the tangible and intangible assets and liabilities of Global Crossing at the completion of the Acquisition, has finalized any necessary adjustments from conforming accounting policies, and finalized further classification changes.  The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.  There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(2) Basis of Preliminary Purchase Price Allocation

The acquisition of Global Crossing has been accounted for in accordance with the acquisition method of accounting.  The following purchase price was based on the actual consideration paid by Level 3 and was allocated to Global Crossing’s tangible and intangible assets and liabilities based on their estimated fair value as of the date of acquisition. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities and will be determined no later than October 4, 2012. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in this pro forma financial statement. Based on the closing price of Level 3’s common stock on October 3, 2011 and the cash consideration paid for withholding taxes, the total consideration distributed was approximately $2.0 billion.

Based upon a preliminary valuation, the total consideration (as calculated in the manner described above) was allocated as follows:

Initial Purchase Price Allocation
(dollars in
millions)

Assets:
Cash, cash equivalents, and restricted cash	$226
Property, plant and equipment	3,098
Goodwill(1)	1,110
Identifiable intangibles	106
Other Assets	655

Total Assets	5,195

Liabilities:
Long-term Debt	(1,554)
Other liabilities	(1,679)
Total Liabilities	(3,233)
Total Consideration Distributed	$1,962

(1)          Level 3 entered into certain transactions with Global Crossing prior to completing the Amalgamation, whereby Level 3 received cash for communications services to be provided in the future, which it accounted for as deferred revenue. As a result of the Amalgamation, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Amalgamation by $77 million, the amount of the unamortized deferred revenue as of the acquisition date.

Upon completion of the final fair value assessment after the Acquisition, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above.  Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. The initial estimates of the fair value of deferred revenue of Level 3 are subject to change and it is possible that any subsequent adjustments may result in a gain or loss on the settlement of the associated agreements.

The guidance related to business combinations outlines the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the statement of operations.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing, or the costs necessary to achieve these cost savings operating synergies or revenue enhancements.  The Acquisition is expected to create annualized operating cost synergies and capital expenditure savings.  Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms.  The synergy and cost savings estimates are forward-looking statements and are qualified by reference to the important disclosures set forth under “Cautionary Factors That May Affect Future Results” and “Risk Factors” in the Level 3 Form 10-K for the year ended December 31, 2011, as those important disclosures may be updated in subsequent filings made by Level 3 with the Securities and Exchange Commission.  Level 3 cannot provide assurances that these estimated synergies or cost savings will be achieved.

(3) Accounting Policies

Level 3 is not aware of any differences in accounting policies that would have a material impact on the combined financial statements. The Unaudited Pro Forma Condensed Combined Statement of Operations does not assume any differences in accounting policies.

(4) Pro Forma Adjustments

(a)                      Adjustment to eliminate the historical transactions between Level 3 and Global Crossing.  The elimination of intercompany revenue is higher than the cost of revenue elimination as Global Crossing accounted for certain transactions as capital transactions and no adjustment was included in depreciation due to the fair value adjustment on the related property, plant and equipment.  Global Crossing also had certain deferred revenues on its balance sheet associated with sales of capacity leases, prepaid services and installation activities as well as deferred installation costs that arise from Global Crossing receiving up-front payments and incurring up-front costs while recognizing the related revenue and expense over the estimated life of the associated contract.  The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction.  Pro forma revenue reported for the period ended December 31, 2011 has been reduced for the fair value adjustment of deferred revenue not already reflected in Level 3’s historical financial statements which for the fourth quarter of 2011 was approximately $11 million.

(b)                      Level 3, through its indirect wholly owned subsidiary, Level 3 Escrow, Inc., issued $600 million of 8.125% Senior Notes due 2019 (“Initially Issued 8.125% Senior Notes”) in June 2011 in a private offering.  Level 3 subsequently issued, through Level 3 Escrow, Inc., an additional $600 million of 8.125% Senior Notes (“Additional 8.125% Senior Notes”) in a separate private offering in July 2011. The gross proceeds from these offerings and $54 million of expected interest obligations were placed in a segregated escrow account prior to completion of the Acquisition.  The restrictions on the proceeds from these offerings and the accrued interest obligations lapsed upon closing of the Acquisition.  In addition, Level 3 Financing increased the borrowings under its existing senior secured facility through the creation of a new $650 million Tranche B II Term Loan (“Tranche B II Term Loan”).  The net proceeds of Level 3 Financing’s Tranche B II Term Loan in an aggregate amount of $650 million were used to consummate the Acquisition, to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the Acquisition and for general corporate purposes.

On October 4, 2011, following the consummation of the Acquisition and the satisfaction of certain escrow conditions, the 8.125% Senior Notes were assumed by Level 3 Financing (the “Notes Assumption”), and the funds were released from the escrow account.  The net proceeds from the 8.125% Senior Notes were used to refinance certain existing indebtedness of Global Crossing in connection with the closing of the Acquisition and for general corporate purposes.

As a result of the Acquisition, Level 3 issued approximately 88.53 million shares (as adjusted for the 1 for 15 reverse stock split completed on October 19, 2011) of Level 3 common stock to former holders of Global Crossing common shares and Global Crossing’s 2% cumulative senior convertible preferred stock, and Level 3 redeemed and discharged approximately $1.35 billion of Global Crossing’s outstanding consolidated debt. Of this total debt redeemed and discharged, approximately $430 million of Global Crossing (UK) Finance PLC Senior Secured notes due 2014 were redeemed on November 3, 2011 at the redemption premiums outlined in its indenture dated December 23, 2004.  In addition, the entire aggregate principal amount of the $750 million of Global Crossing Limited’s outstanding 12% senior notes due 2015 and all of the outstanding $150 million of 9% senior notes due 2019 were redeemed in early November 2011. Of the outstanding principal of each of the Global Crossing Limited senior notes, 35 percent were first redeemed on November 3, 2011 as a result of a qualified “Equity Offering” (as defined under the indentures relating to each issue of the Global Crossing Limited senior notes) to its new corporate parent. The remaining 65 percent of the outstanding principal of each issue of the Global Crossing senior notes were redeemed subsequently on November 4, 2011 at “make-whole” prices calculated using the rate of the comparable U.S. Treasury security plus 50 basis points.  The shares of Global Crossing common stock, which previously traded under the symbol “GLBC,” ceased trading on the NASDAQ Global Select Market (“NASDAQ”) before the open of trading on October 4, 2011 and were delisted from NASDAQ as of October 5, 2011.

The Tranche B II Term Loan, the Initially Issued 8.125% Senior Notes and the Additional 8.125% Senior Notes were issued by Level 3 Financing or one of its subsidiaries.  The Tranche B II Term Loan is guaranteed and secured by the same entities that currently secure and guarantee its existing term loans and all of the 8.125% Senior Notes are guaranteed by the same entities that guarantee Level 3 Financing’s existing notes.

For pro forma purposes, Level 3 assumes that all Global Crossing debt, except for capital lease and vendor financing obligations, had been replaced with the $1,200 million of 8.125% Senior Notes and $650 million of the Tranche B II Term Loan.

Level 3 estimates a net decrease in interest expense of approximately $40 million in 2011 associated with the incremental debt Level 3 issued at a lower interest rate in connection with the Acquisition after retiring Global Crossing’s existing debt.  The change in interest expense for such periods was based on the $650 million Tranche B II Term Loan, which accrues interest at LIBOR + 4.25% (with a LIBOR floor of 1.5%) and was priced to investors at 99% of its principal amount with a 7 year maturity,  $600 million in Initially Issued 8.125% Senior Notes which bears interest at 8.125% and were priced to investors at 99.264% of their principal amount and mature in 8 years, and the additional $600 million of Additional 8.125% Senior Notes which were priced at 98.545% of their principal amount.  Level 3 used a rate of 5.75% based on a LIBOR floor of 1.5% included in the terms of the Tranche B II Term Loan and it has been assumed that Level 3 borrowed the $650 million under the Tranche B II Term Loan and issued all the 8.125% Senior Notes and therefore incurred interest expense of approximately $81 million in 2011. This interest expense was offset by the elimination of Global Crossing’s interest expense due to the retirement of Global Crossings’ average outstanding debt of $1,343 million, which corresponds to $121 million in interest expense in 2011.

Twelve months ended
December 31, 2011
(dollars in millions)
Global Crossing’s historical interest expense	$(121)
Interest expense resulting from loans and other debt Level 3 incurred in connection with the Acquisition	141
Interest expense reflected in Level 3’s historical 2011 financial statements attributable to loans and other debt incurred in connection with the Acquisition	(60)
Change in interest expense	$(40)

Based on the LIBO Rate of 0.58% on December 31, 2011, an increase or decrease of 1% from the rate assumed on the Tranche B II Term Loan would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2011 given the LIBOR floor of 1.5%.

Included in interest expense is additional interest expense of approximately $9 million for the amortization of debt issuance costs and issuance discounts associated with the Tranche B II Term Loan, the Initially Issued 8.125% Senior Notes and the Additional 8.125% Senior Notes that Level 3 issued to finance the total consideration used to replace all of Global Crossing’s debt, excluding capital lease and vendor financing obligations.  Debt issuance costs associated with the three aforementioned debt and loan facilities were approximately $46 million ($14 million of costs associated with the Tranche B II Term Loan amortized over 7 years and $32 million associated with the 8.125% Senior Notes amortized over 8 years).

(c)                 Adjustments to reflect the depreciation and amortization associated with the preliminary estimates of the fair value and useful lives of assets acquired by Level 3 at the completion of the Acquisition.

	Estimated Acquisition	Estimated Useful
	Date Fair Value	Lives (Years)
	(dollars in millions)
Property, Plant and Equipment	$3,098	2 - 50 years
Customer Relationships	33	8 years
Trademark and trade names	55	4 years
Technology	18	5 years
Goodwill	1,110	Indefinite

The preliminary estimates of the fair value assigned to property, plant and equipment reflects appreciation from Global Crossing’s discounted historical cost basis resulting from fresh start accounting adjustments it recorded during 2004 and 2005. Adjustments to reflect fair values were estimated by Level 3 management, considering factors such as network capacity utilization, dark fiber, and estimated useful lives, amongst others.  In connection with the acquisition of Global Crossing, the Company evaluated the estimated useful lives of its fixed assets and determined that the period it expected to use conduit, fiber, and certain transmission equipment was longer than the remaining originally estimated useful lives. During the fourth quarter of 2011, the Company revised its estimated useful lives of conduit from its historical estimate of 25 years to a revised estimate of 50 years; of fiber from its historical estimate of 12 years to a revised estimate of 25 years; and of certain transmission equipment from its historical estimate of 7 years to its revised estimate of 15 years. In determining the change in estimated useful lives, the Company, with input from its engineering team, considered its historical usage patterns and retirements, estimates of technological obsolescence, and expected usage and maintenance.

As of the effective date of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of this Unaudited Pro Forma Condensed Combined Statement of Operations, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any synergies will be achieved.  The consideration of synergies has been excluded because they do not meet the criteria for these pro forma adjustments. For purposes of the preliminary allocation, Level 3 has estimated a fair value for Global Crossing’s intangible assets related to trademark and trade names and customer relationships based on the net present value of the projected income stream of those intangible assets. Goodwill, trademark and trade names are not amortized.

The Unaudited Pro Forma Condensed Combined Statement of Operations has been adjusted to reflect the depreciation and amortization adjustments associated with adjustments to Global Crossing’s acquired tangible and intangible assets.

Twelve Months
ended
December 31, 2011
(dollars in millions)
Global Crossing’s historical depreciation and amortization	$(243)
Depreciation and amortization after fair value adjustments associated with acquired assets	(194)
Change in depreciation and amortization expense	$(49)

(d)                  Adjustment to eliminate the historical acquisition-related transaction costs and commitment fees incurred by Level 3 and Global Crossing through December 31, 2011.

(e)                  Adjustment to reflect the elimination of Global Crossing’s common and preferred shares outstanding, net of the assumed issuance of common shares as a result of the Acquisition calculated by multiplying Global Crossing’s common and preferred shares outstanding by the pre-split exchange ratio of 16 Level 3 common shares per Global Crossing common and preferred share. Preferred stock dividends have been eliminated on the Unaudited Pro Forma Condensed Combined Statement of Operations.

Holders of Global Crossing’s outstanding restricted stock units and other stock-based awards, to the extent applicable in accordance with their terms, vested and settled for Level 3 common shares upon consummation of the Acquisition.  In lieu of issuing all the vested shares, Level 3 reduced the number of shares issued to the holders, and using cash on hand, remitted the withholding taxes directly to the applicable authorities.  In total, Level 3 paid approximately $81 million in payroll taxes for vested units and reduced the number of shares distributed to holders by 3.3 million shares (split adjusted), which represented the equivalent value of the taxes paid.

(f)                      As of December 31, 2011, Level 3 had net operating loss carry forwards of approximately $6.8 billion for U.S. federal income tax purposes.  Given the Level 3’s net loss position, income tax expense is primarily related to state and foreign income taxes and no adjustment for income taxes has been provided in the Unaudited Pro Forma Condensed Combined Statement of Operations.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3’s review will not result in material changes.